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                                                                       Exhibit 5


                  [LETTERHEAD OF HOST MARRIOTT APPEARS HERE]


September 14, 1994


Host Marriott Corporation
10400 Fernwood Road
Bethesda, Maryland 20817

     Re: Registration Statement No. 33-54545; 7,700,000 Warrants to Acquire Shares of Common Stock, Par Value $1.00 Per Share ("Common Stock"); 7,700,000 Shares of Common Stock
          -------------------------------------------------------

Ladies and Gentlemen:

          In connection with the registration of 7,700,000 warrants (the "Warrants") to acquire shares of common stock, par value $1.00 per share ("Common Stock") of Host Marriott Corporation, a Delaware corporation (the "Company") and 7,700,000 Shares of Common Stock (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on July 12, 1994 (File No. 33-54545), as amended by Amendment No. 1 filed with the Commission on September 14, 1994 and as may be further amended (collectively, the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

          In my capacity as Deputy General Counsel to the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the settlement of the Class Action Lawsuits (as defined in the Registration Statement) and in connection with the authorization and proposed issuance of the Warrants and, upon exercise of the Warrants, the Shares. For purposes of this opinion, I have assumed such proceedings will be timely completed in the manner presently proposed and, in addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

          In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

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Host Marriott Corporation
September 14, 1994
Page 2

          I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or of any other laws of Delaware, or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing, it is my opinion that (i) the Warrants have been duly authorized, and, upon issuance and delivery in the manner contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable securities of the Company and (ii) the Shares have been duly authorized and that upon exercise of the Warrants and upon issuance and delivery of the Shares in the manner contemplated in the Registration Statement (including the Company's collection of the required payment upon exercise of the Warrants), the shares will be validly issued, fully paid and nonassessable securities of the Company.

           I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to this opinion contained under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ Christopher G. Townsend

                                          Christopher G. Townsend